Calculation of Filing Fee Tables
S-8
Acadia Healthcare Company, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share ("Common Stock")	Other	3,000,000	$ 24.855	$ 74,565,000.00	0.0001381	$ 10,297.43
Total Offering Amounts:						$ 74,565,000.00		$ 10,297.43
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 10,297.43
Offering Note
[1]	(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of common stock that become issuable under the Acadia Healthcare Company, Inc. Amended and Restated Incentive Compensation Plan (the "Incentive Plan"), by reason of any stock dividend, stock split, recapitalization, merger, consolidation or reorganization of or by us that results in an increase in the number of shares of our outstanding common stock. (2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low sale prices per share of Common Stock, as reported on The NASDAQ Global Select Market on May 7, 2026 (which is within five business days prior to the date of filing of this Registration Statement). (3) Calculated at a rate of $138.10 per $1,000,000 of the proposed maximum aggregate offering price.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources